                                                                      Exhibit 15


The Stockholders and Board of Directors
First Data Corporation


We are aware of the incorporation by reference in the Registration Statement on Form S-8 of First Data Corporation ("the Company") pertaining to the Western Union Financial Services, Inc. Retirement Savings Plan for Bargaining Unit Employees of our reports dated April 23, 1999, July 26, 1999 and October 21, 1999 relating to the Company's unaudited consolidated interim financial statements which are included in its Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.



                              /s/ Ernst & Young LLP



Atlanta, Georgia
December 27, 1999